NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES ACTIONS AT BOARD MEETING

NEW YORK, NEW YORK (January 23, 2009) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, will shut down its farm in Quincy, Florida by the end of this year. In September, Griffin’s Board of Directors determined to significantly reduce production at Imperial’s Quincy, Florida farm.  The Board has now determined that continuing to operate the Quincy, Florida farm would not be economically feasible. Imperial will continue to operate its farm in Granby, Connecticut.

The shutdown of the Florida farm reflects the difficulties that facility has encountered as a result of its significant distance from most of Imperial’s major markets, which are located in the mid-Atlantic area and the northeastern United States.  Imperial has been unable to develop sufficient volume in more southern markets to reduce its dependence on shipping Florida grown product substantial distances.  The shutdown of the Quincy, Florida farm will enable Imperial to focus more as a regional grower with most of its major markets within close proximity of its Connecticut farm.  Imperial expects to sell its remaining inventories on its Quincy, Florida farm this spring.  Griffin will record a significant restructuring charge, estimated to be between $8.3 and $9.3 million pretax, to its operating results in the 2008 fourth quarter as a result of these decisions.  Because the majority of this charge reflects the expected disposition of inventories below their carrying values at the time of sale, Griffin expects the closing of the Florida farm to result in some positive cash flow.

Griffin also announced that at its Board of Directors meeting held yesterday, the Board elected Albert H. Small, Jr. as a director to replace a director who passed away last year.  Mr. Small, Jr. has experience in the real estate industry as the former president of a private company that was involved in the construction and development of luxury homes and condominiums in the Washington D. C. area and is currently active in the development and management of several commercial office developments in downtown Washington D.C. Mr. Small, Jr. was also appointed to Griffin’s Audit Committee. The election of Mr. Small, Jr., who the Board has determined qualifies as an “independent” director under Nasdaq rules, enables Griffin to regain compliance with Nasdaq’s independent director requirements and audit committee composition requirements.

At yesterday’s meeting, Griffin’s Board of Directors declared a quarterly cash dividend of $0.10 per share on Griffin’s common stock. The dividend is payable on March 5, 2009 to holders of record at the close of business on February 23, 2009.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, Inc., its landscape nursery business.  Griffin also has investments in Centaur Media, plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holdings Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act including those statements regarding the operation of Imperial’s Connecticut farm, the timing of the shutdown of Imperial’s Florida farm and the sale of the remaining Florida inventories in 2009.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.